Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Third Quarter 2025 Profit

Third Quarter 2025 Summary

●	Q3 2025 pre-tax income of $157 million, net income of $116 million, or $2.81 per diluted share
●	Q3 2025 operating income was $174 million, up 33% from Q3 2024
●	SkyWest reached a multi-year contract extension with United Airlines for up to 40 CRJ200 aircraft

ST. GEORGE, UTAH, October 30, 2025 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q3 2025, including net income of $116 million, or $2.81 per diluted share, compared to net income of $90 million, or $2.16 per diluted share, for Q3 2024.

Commenting on the results, Chip Childs, President and Chief Executive Officer of SkyWest, said, “We continue to execute a balanced approach in deploying our capital and monetizing our CRJ fleet flexibility, which we believe will generate long-term value for our customers, our people and SkyWest. We remain optimistic regarding the strong demand for our product and regional flying opportunities in smaller communities. I want to thank our people for their great work during the seasonally strong summer months.”

Financial Results

Revenue was $1.1 billion in Q3 2025, up $137 million, or 15%, from $913 million in Q3 2024. SkyWest’s Q3 2025 block hour production increased 15% compared to Q3 2024, which reflects higher fleet utilization year-over-year and strong demand.

Operating expenses were $876 million in Q3 2025, up $95 million, or 12%, from $781 million in Q3 2024, driven by the increase in block hour production year-over-year, partially offset by operating efficiencies from higher utilization of our fleet.

Capital and Liquidity

SkyWest had $753 million in cash and marketable securities at September 30, 2025, compared to $802 million at December 31, 2024.

Total debt at September 30, 2025 was $2.4 billion, down from $2.7 billion at December 31, 2024. Capital expenditures during Q3 2025 were $122 million for the purchase of spare CRJ airframes and parts, spare engines, and other fixed assets.

SkyWest repurchased 244,000 shares of common stock for $26.6 million during Q3 2025 at an average price per share of $108.83, which was up 25% from 195,000 shares repurchased during Q2 2025 and up 74% from 141,000 shares repurchased in Q1 2025. As of September 30, 2025, SkyWest had $240 million of remaining availability under its current share repurchase program.

Commercial Agreements

SkyWest is coordinating with its major airline partners regarding the timing of upcoming announced fleet deliveries. The table below summarizes anticipated future E175 aircraft deliveries during the periods indicated based on currently available information, which is subject to change. SkyWest had no E175 aircraft deliveries during Q3 2025, consistent with prior expectations.

	Anticipated E175 Aircraft Deliveries
	Q4 2025	2026	2027	2028	Thereafter	Total
United	3	10	ꟷ	ꟷ	ꟷ	13
Delta	ꟷ	ꟷ	10	6	ꟷ	16
Alaska Airlines	ꟷ	1	ꟷ	ꟷ	ꟷ	1
Unassigned	ꟷ	ꟷ	ꟷ	4	40	44
Total	3	11	10	10	40	74

By the end of 2028, SkyWest anticipates having nearly 300 E175 aircraft in its fleet. As previously announced, SkyWest entered into a purchase agreement with Embraer, which secures delivery positions for 44 additional E175s from 2028 through 2032 for potential future flying opportunities. SkyWest also secured purchase rights on 50 additional E175s from Embraer.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 42 million passengers in 2024.

SkyWest will host its conference call to discuss its third quarter 2025 results today, October 30, 2025, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/650963618. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the third quarter 2025 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the timing of scheduled aircraft deliveries, including with respect to aircraft for which SkyWest holds firm delivery positions or purchase rights, the transition of the new E175 aircraft to replace existing aircraft in SkyWest’s fleet and the timing thereof, fleet expansion and anticipated fleet size for SkyWest in upcoming periods, expected production levels in future periods, SkyWest’s coordination with major airline partners regarding the delivery of aircraft under previously announced agreements and quickly placing new aircraft deliveries into service, scheduled flight service to smaller communities, increasing the utilization and efficiency of all fleet types as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, including the ability to generate long-term value for SkyWest and its customers and people, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; uncertainty regarding timing and performance of key third-party service providers; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing international hostilities, including those between Russia and Ukraine, Israel and Hamas, and Israel and Iran, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflicts; the availability of parts used in connection with maintenance and repairs of the aircraft; the availability of suitable replacement aircraft for aging aircraft; the impact of enacted and proposed U.S. tariffs on global economic conditions and the financial markets, passenger demand, the cost of aircraft parts and supplies sourced internationally and the cost of service providers located outside of the United States; the potential impact of a U.S. government shutdown on air traffic controller staffing and federal Essential Air Service subsidies; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
OPERATING REVENUES:
Flying agreements	$1,011,284	$883,494	$2,914,789	$2,499,953
Lease, airport services and other	38,745	29,292	118,922	83,565
Total operating revenues	1,050,029	912,786	3,033,711	2,583,518

OPERATING EXPENSES:
Salaries, wages and benefits	391,634	377,435	1,159,188	1,083,439
Aircraft maintenance, materials and repairs	247,978	181,652	695,963	510,334
Depreciation and amortization	92,474	96,662	272,070	289,346
Airport-related expenses	31,876	22,642	86,815	61,065
Aircraft fuel	34,216	22,724	86,163	65,216
Other operating expenses	77,708	80,236	249,864	223,537
Total operating expenses	875,886	781,351	2,550,063	2,232,937
OPERATING INCOME	174,143	131,435	483,648	350,581

OTHER INCOME (EXPENSE):
Interest income	10,565	12,460	31,701	36,126
Interest expense	(25,611)	(27,808)	(79,295)	(86,603)
Other income (expense), net	(1,928)	109	4,949	(1,567)
Total other expense, net	(16,974)	(15,239)	(42,645)	(52,044)

INCOME BEFORE INCOME TAXES	157,169	116,196	441,003	298,537
PROVISION FOR INCOME TAXES	40,811	26,487	103,825	72,952
NET INCOME	$116,358	$89,709	$337,178	$225,585

BASIC EARNINGS PER SHARE	$2.89	$2.23	$8.34	$5.61
DILUTED EARNINGS PER SHARE	$2.81	$2.16	$8.14	$5.44

Weighted average common shares:
Basic	40,323	40,253	40,410	40,244
Diluted	41,392	41,561	41,447	41,495

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,
	2025	2024
Cash and marketable securities	$753,359	$801,628
Other current assets	346,557	315,439
Total current assets	1,099,916	1,117,067

Property and equipment, net	5,577,390	5,521,796
Deposits on aircraft	85,000	65,612
Other long-term assets	451,890	435,392
Total assets	$7,214,196	$7,139,867

Current portion, long-term debt	$519,511	$535,589
Other current liabilities	1,033,748	894,002
Total current liabilities	1,553,259	1,429,591

Long-term debt, net of current maturities	1,865,283	2,136,786
Other long-term liabilities	1,117,387	1,164,709
Stockholders' equity	2,678,267	2,408,781
Total liabilities and stockholders' equity	$7,214,196	$7,139,867

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	September 30, 2025	December 31, 2024	September 30, 2024
E175 aircraft	265	262	258
CRJ900 aircraft	38	36	36
CRJ700/CRJ550 aircraft	122	119	109
CRJ200 aircraft	73	75	81
Total aircraft in service or under contract	498	492	484

As of September 30, 2025, SkyWest leased 38 CRJ700/CRJ550s and five CRJ900s to third parties and had nine CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended September 30,				For the nine months ended September 30,
Block hours by aircraft type:	2025	2024	% Change		2025	2024	% Change
E175s	221,665	206,607	7.3%		648,593	580,799	11.7%
CRJ900s	24,270	22,957	5.7%		69,929	61,172	14.3%
CRJ700s/CRJ550s	85,858	59,807	43.6%		245,261	176,403	39.0%
CRJ200s	52,454	45,088	16.3%		148,888	123,348	20.7%
Total block hours	384,247	334,459	14.9%		1,112,671	941,722	18.2%

Departures	226,305	201,397	12.4%		651,017	560,154	16.2%
Passengers carried	12,446,270	11,263,322	10.5%		34,929,392	31,103,792	12.3%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	99.1%	99.5%	(0.4)	pts	98.8%	98.8%	—	pts
Passenger load factor	84.0%	83.7%	0.3	pts	82.0%	83.0%	(1.0)	pts
Average trip length	457	455	0.4%		457	467	(2.1)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of September 30, 2025 and December 31, 2024 (dollars in thousands, unaudited).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue recognized in excess of fixed cash payments received	$17,082	$18,647	$52,968	$25,061

	As of September 30,	As of December 31,
	2025	2024
Cumulative fixed cash payments received in excess of revenue recognized, commonly referred to as "deferred revenue"	$269,401	$322,369